UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2013

CymaBay Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-55021	94-3103561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3876 Bay Center Place

Hayward Ca 94545

(Address of principal executive offices)

(510) 293-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 8, 2013, CymaBay Therapeutics, Inc. entered into a lease with BMR-Pacific Research Center LP, as landlord, effective as of November 8, 2013, for 8,894 square feet of office space located at 7999 Gateway Boulevard, Newark, California.

The term of the lease is for a period of 60 months, with an estimated commencement date of January 1, 2014. CymaBay has an option to extend the term of the lease for an additional three years, which would commence upon the expiration of the term, at a market rate determined according to the lease.

The total monthly base rent under the lease for the leased facility will be as follows:

Months of Lease Term	Monthly Base Rent
1-12	$16,898.60
13-24	$17,432.24
25-36	$17,965.88
37-48	$18,499.52
49-60	$19,033.16

In addition, during the term of the lease, CymaBay will pay the landlord, on a monthly basis, specified percentages of certain operating expenses, property management fees and taxes related to the leased facility incurred by the landlord in such calendar year. The landlord will provide occupancy to CymaBay upon the later of substantial completion of certain tenant improvements or January 1, 2014.

In connection with the lease, CymaBay delivered to the landlord a deposit in the amount of $50,695.80 as security for CymaBay’s payment and performance of its obligations under the lease.

The foregoing summary of the lease does not purport to be complete and is qualified in its entirety by reference to the lease, which will be filed as an exhibit to CymaBay’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CymaBay Therapeutics, Inc.

By:	/s/ Sujal Shah
Name:	Sujal Shah
Title:	Acting Chief Financial Officer

Dated: November 13, 2013